Exhibit 99.1

Pitney Bowes Names Michael Monahan Chief Operating Officer;
Retains Role as Chief Financial Officer

STAMFORD, CT, February 11, 2015 - Pitney Bowes Inc. (NYSE: PBI), a global technology company that provides innovative solutions that power commerce, today announced that Michael Monahan has been named Chief Operating Officer (COO). Monahan will continue his role as Chief Financial Officer (CFO), reporting to Marc B. Lautenbach, President and CEO, Pitney Bowes. Effective immediately, Monahan becomes Executive Vice President, Chief Operating Officer and Chief Financial Officer.
“Naming Mike as COO reflects his day-to-day contributions to Pitney Bowes,” said Lautenbach. “Mike is an invaluable partner not only to me but to the entire executive team as we work to transform Pitney Bowes. Simply put, we would not have been able to make progress as fast as we have without Mike’s intimate understanding of the operations of our business.”
Monahan has global responsibilities for sales operations, client operations, information technology, procurement, supply chain and real estate. He will continue to lead the financial operations of the company on a global basis and has oversight of the corporate strategy and corporate development functions.
Monahan has been with Pitney Bowes since 1988 and held positions in Corporate Accounting, Investor Relations, Corporate Development, as a business unit CFO and product management. He has served as CFO since 2008. Prior to that, he served as Pitney Bowes President of the Mailstream Solutions and Services - Americas, the portfolio of which included North and South American operations of the SMB Mailing Business and Presort Mail Services. He led the formation of the company’s Presort Mail Services division through a series of acquisitions and partnerships. Before joining Pitney Bowes Monahan was a senior auditor with Price Waterhouse. Monahan is a Certified Public Accountant and holds B.S. and M.S. degrees from the State University of New York at Albany.

About Pitney Bowes
Pitney Bowes (NYSE: PBI) is a global technology company offering innovative products and solutions that enable commerce in the areas of customer information management, location intelligence, customer engagement, shipping and mailing, and global ecommerce.  More than 1.5 million clients in approximately 100 countries around the world rely on products, solutions and services from Pitney Bowes.  For additional information, visit Pitney Bowes at www.pitneybowes.com.

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Sheryl Battles
VP Communications
203/351-6808